Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER OF FISCAL YEAR 2025 RESULTS

Net Income of $872,000 in the December 2024 Quarter, Down 54% from the Sequential
Quarter and 59% from the Comparable Quarter Last Year

Net Interest Margin of 2.91% in the December 2024 Quarter, Up Seven Basis Points from the
Sequential Quarter and 13 Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.05 Billion at December 31, 2024, Unchanged from June 30,
2024

Total Deposits of $867.5 Million at December 31, 2024, Down 2% from June 30, 2024

Non-Performing Assets to Total Assets Ratio of 0.20% at December 31, 2024, Unchanged
from June 30, 2024

Non-Interest Expenses Remain Well Controlled

Riverside, Calif. – January 28, 2025 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the second quarter of the fiscal year ending June 30, 2025.
The Company reported net income of $872,000, or $0.13 per diluted share (on 6.79 million average diluted shares outstanding), for the quarter ended December 31, 2024, down 59 percent from net income of $2.14 million, or $0.31 per diluted share (on 6.98 million average diluted shares outstanding), in the comparable period a year ago. The decrease in earnings was due primarily to a $586,000 provision for credit losses, in contrast to a $720,000 recovery of credit losses in the comparable period a year ago, and a $450,000 increase in non-interest expenses (primarily attributable to higher salaries and employee benefits and other operating expenses).
"I am pleased with the progress we have made in our fundamental operating results. Net interest income increased by approximately two percent from the prior sequential quarter and was largely the result of an expanding net interest margin. Growth in the loans held for investment portfolio, which increased from the September 30, 2024 balance, also contributed to this improvement. Credit quality remains strong; however, the increase in mortgage interest rates  has resulted in a longer estimated average life of our loan portfolio and a corresponding provision for credit losses. Additionally, we remain active in our stock repurchase plan with our Board of Directors recently approving a new plan, demonstrating our commitment to sound capital management practices,” stated Donavon P. Ternes, President and Chief Executive Officer of the Company. “As I described last quarter, our business model performs better in a flat or upward-sloping yield curve environment. Now that the Federal Open Market Committee has implemented looser monetary policy and the inverted yield curve has reversed course, we are transitioning back to less restrictive operating strategies," concluded Ternes.
Return on average assets was 0.28 percent for the second quarter of fiscal 2025, compared to 0.61 percent in the first quarter of fiscal 2025 and 0.66 percent for the second quarter of fiscal 2024. Return on average stockholders’ equity for the second quarter of fiscal 2025 was 2.66 percent, compared to 5.78 percent for the first quarter of fiscal 2025 and 6.56 percent for the second quarter of fiscal 2024.
On a sequential quarter basis, the $872,000 net income for the second quarter of fiscal 2025 reflects a 54 percent decrease from $1.90 million in the first quarter of fiscal 2025. The decrease was primarily attributable to a $586,000 provision for credit losses, in contrast to a $697,000 recovery of credit losses, and a $271,000 increase in non-interest expense (primarily due to an increase in salaries and employee benefits), partly offset by a $143,000 increase in net interest income (primarily due to a higher net interest margin). The increase in salaries and employee benefits expense was primarily attributable to higher employee compensation. Diluted earnings per share for the second quarter of fiscal 2025 were $0.13 per share, down 54 percent from $0.28 per share in the first quarter of fiscal 2025.
For the six months ended December 31, 2024, net income decreased $1.13 million, or 29 percent, to $2.77 million from $3.90 million in the comparable period in fiscal 2024. Diluted earnings per share for the six months ended December 31, 2024 decreased 27 percent to $0.41 per share (on 6.83 million average diluted shares outstanding) from $0.56 per share (on 7.00 million average diluted shares outstanding) for the comparable six-month period last year. The decrease in earnings was primarily attributable to a $1.12 million increase in non-interest expense (primarily due to an increase in salaries and employee benefits and other operating expenses) and a $538,000 decrease in net interest income, partly offset by a $118,000 increase in non-interest income.
In the second quarter of fiscal 2025, net interest income decreased slightly to $8.76 million from $8.77 million for the same quarter last year. The slight decrease in net interest income was due to a lower average balance of interest-earning assets, partly offset by a higher net interest margin. The average balance of interest-earning assets decreased five percent to $1.20 billion in the second quarter of fiscal 2025 from $1.26 billion in the same quarter last year, primarily due to decreases in the average balance of loans receivable, investment securities and interest-earning deposits. The net interest margin for the second quarter of fiscal 2025 increased 13 basis points to 2.91 percent from 2.78 percent in the same quarter last year. The increase in net interest margin was due to increased yields on interest-earning assets outpacing increased funding costs. The average yield on interest-earning assets increased 33 basis points to 4.66 percent in the second quarter of fiscal 2025 from 4.33 percent in the same quarter last year. In contrast, our average funding costs increased by 23 basis points to 1.92 percent in the second quarter of fiscal 2025 from 1.69 percent in the same quarter last year.

Interest income on loans receivable increased $541,000, or four percent, to $13.05 million in the second quarter of fiscal 2025 from $12.51 million in the same quarter of fiscal 2024. The increase was due to a higher average loan yield, partly offset by a lower average loan balance. The average yield on loans receivable increased 33 basis points to 4.99 percent in the second quarter of fiscal 2025 from 4.66 percent in the same quarter last year. Adjustable-rate loans of approximately $100.7 million repriced upward in the second quarter of fiscal 2025 by approximately 15 basis points from a weighted average rate of 7.83 percent to 7.98 percent. The average balance of loans receivable decreased $27.8 million, or three percent, to $1.05 billion in the second quarter of fiscal 2025 from $1.07 billion in the same quarter last year. Total loans originated for investment in the second quarter of fiscal 2025 were $36.4 million, up 80 percent from $20.2 million in the same quarter last year, while loan principal payments received in the second quarter of fiscal 2025 were $34.3 million, up 93 percent from $17.8 million in the same quarter last year.
Interest income from investment securities decreased $53,000, or 10 percent, to $471,000 in the second quarter of fiscal 2025 from $524,000 for the same quarter of fiscal 2024. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $23.4 million, or 16 percent, to $123.8 million in the second quarter of fiscal 2025 from $147.2 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of investment securities. The average yield on investment securities increased 10 basis points to 1.52 percent in the second quarter of fiscal 2025 from 1.42 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($97,000 vs. $137,000) due to lower total principal repayments ($5.3 million vs. $5.9 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the second quarter of fiscal 2025, the Bank received $213,000 in cash dividends from  the Federal Home Loan Bank (“FHLB”) – San Francisco stock and other equity investments, up eight percent from $197,000 in the same quarter last year, resulting in an average yield of 8.38 percent in the second quarter of fiscal 2025 compared to 8.29 percent in the same quarter last year. The average balance of FHLB – San Francisco stock and other equity investments in the second quarter of fiscal 2025 was $10.2 million, up from $9.5 million in the same quarter of fiscal 2024.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank (“FRB”) of San Francisco, was $287,000 in the second quarter of fiscal 2025, down $148,000 or 34 percent from $435,000 in the same quarter of fiscal 2024. The decrease was due to a lower average balance and, to a lesser extent, a lower average yield. The average balance of the Company’s interest-earning deposits decreased $7.8 million, or 25 percent, to $23.7 million in the second quarter of fiscal 2025 from $31.5 million in the same quarter last year. The average yield earned on interest-earning deposits in the second quarter of fiscal 2025 was 4.74 percent, down 67 basis points from 5.41 percent in the same quarter last year. The decrease in the average yield was due to a lower average interest rate on the FRB’s reserve balances resulting from decreases in the targeted federal funds rate during the comparable periods.

Interest expense on deposits for the second quarter of fiscal 2025 was $2.67 million, an increase of $401,000 or 18 percent from $2.27 million for the same period last year. The increase was attributable to higher rates paid on deposits, partly offset by a lower average balance. The average cost of deposits was 1.23 percent in the second quarter of fiscal 2025, up 24 basis points from 0.99 percent in the same quarter last year. The increase in the average cost of deposits was primarily attributable to an increase in higher cost time deposits, particularly brokered certificates of deposit. The average balance of deposits decreased $51.5 million, or six percent, to $863.1 million in the second quarter of fiscal 2025 from $914.6 million in the same quarter last year.
Transaction account balances, or “core deposits,” decreased $21.6 million, or four percent, to $592.9 million at December 31, 2024 from $614.5 million at June 30, 2024, while time deposits increased slightly to $274.6 million at December 31, 2024 from $273.9 million at June 30, 2024. As of December 31, 2024, brokered certificates of deposit totaled $143.8 million, up $12.0 million or nine percent from $131.8 million at June 30, 2024. The weighted average cost of brokered certificates of deposit was 4.56 percent and 5.18 percent (including broker fees) at December 31, 2024 and June 30, 2024, respectively.
Interest expense on borrowings, consisting of FHLB advances, for the second quarter of fiscal 2025 decreased $30,000, or one percent, to $2.59 million from $2.62 million for the same period last year. The decrease in interest expense on borrowings was primarily the result of a lower average balance, partly offset by a higher average cost. The average balance of borrowings decreased $3.8 million, or two percent, to $226.7 million in the second quarter of fiscal 2025 from $230.5 million in the same quarter last year. The average cost of borrowings increased two basis points to 4.53 percent in the second quarter of fiscal 2025 from 4.51 percent in the same quarter last year.
At December 31, 2024, the Bank had approximately $246.2 million of remaining borrowing capacity at the FHLB. Additionally, the Bank has an unused secured borrowing facility of approximately $198.5 million with the FRB of San Francisco and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. The total available borrowing capacity across all sources totaled approximately $494.7 million at December 31, 2024.
The Bank continues to work with both the FHLB and FRB of San Francisco to ensure that its borrowing capacity is continuously reviewed and updated in order to be accessed seamlessly should the need arise.
During the second quarter of fiscal 2025, the Company recorded a provision for credit losses of $586,000 (which included a $41,000 recovery of unfunded commitment reserves), in contrast to a $720,000 recovery of credit losses recorded during the same period last year and a $697,000 recovery of credit losses recorded in the first quarter of fiscal 2025 (sequential quarter). The provision for credit losses recorded in the second quarter of fiscal 2025 was primarily attributable to a longer estimated life of the loan portfolio resulting from lower loan prepayment estimates (attributable to higher interest rates) and a slight increase in the outstanding balance of loans held for investment at December 31, 2024 from September 30, 2024.

Non-performing assets, comprised solely of non-accrual loans with underlying collateral located in California, decreased $66,000 or three percent to $2.5 million, which represented 0.20 percent of total assets at December 31, 2024, compared to $2.6 million, which represented 0.20 percent of total assets at June 30, 2024. At both December 31, 2024 and June 30, 2024, non-performing loans were comprised of 10 single-family loans. At both December 31, 2024 and June 30, 2024, there was no real estate owned and no loans past due by 90 days or more that were accruing interest. For the quarters ended December 31, 2024 and 2023, there were no loan charge-offs.
The recent wildfires in Los Angeles, California did not have a material impact on the Company's operations or the Bank’s customers. The Bank’s branches and facilities remained operational throughout the wildfire events, and there were no significant disruptions to customer services or business activities observed. Additionally, the Bank has not identified any significant credit exposure or financial impact attributable to the wildfires at this time.
Classified assets were $5.8 million at December 31, 2024, consisting of $631,000 of loans in the special mention category and $5.1 million of loans in the substandard category. Classified assets at June 30, 2024 were $5.8 million, consisting of $1.1 million of loans in the special mention category and $4.7 million of loans in the substandard category.
The allowance for credit losses on loans held for investment was $7.0 million, or 0.66 percent of gross loans held for investment, at December 31, 2024, down from $7.1 million, or 0.67 percent of gross loans held for investment, at June 30, 2024. The decrease in the allowance for credit losses was due primarily to a shorter estimated life of the loan portfolio, partly offset by a slightly higher balance of loans held for investment. Management believes that, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at December 31, 2024.
Non-interest income decreased by $30,000, or three percent, to $845,000 in the second quarter of fiscal 2025 from $875,000 in the same period last year, due primarily to decreases in loan servicing and other fess, deposit fees and card and processing fees, partly offset by an increase in other fees. On a sequential quarter basis, non-interest income decreased $54,000, or six percent, primarily due to decreases in loan servicing and other fess, deposit fees and card and processing fees, partly offset by an increase in other fees.
    Non-interest expense increased $450,000, or six percent, to $7.79 million in the second quarter of fiscal 2025 from $7.34 million for the same quarter last year, primarily due to higher salaries and employee benefits expenses and other operating expenses. The higher salaries and employee benefits expenses was primarily due to higher compensation expenses, retirement plan benefit expenses and executive search agency costs, partly offset by a lower accrual adjustment for the supplemental executive retirement plans expense. On a sequential quarter basis, non-interest expense increased $271,000, or four percent as compared to $7.52 million in the first quarter of fiscal 2025, due primarily to higher salaries and employee benefits expenses. The higher salaries and employee benefits expenses was primarily due to higher compensation expenses, a higher accrual adjustment for the supplemental executive retirement plans expense and executive search agency costs.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the second quarter of fiscal 2025 was 81.15 percent, an increase from 76.11 percent in the same quarter last year and 79.06 percent in the first quarter of fiscal 2025 (sequential quarter). The increase in the efficiency ratio during the current quarter in comparison to the comparable quarter last year was due to higher non-interest expense and, to a lesser extent, a lower net interest income and non-interest income.
The Company’s provision for income taxes was $352,000 for the second quarter of fiscal 2025, down 60 percent from $884,000 in the same quarter last year and down 55 percent from $789,000 for the first quarter of fiscal 2025 (sequential quarter). The decrease during the current quarter compared to both the sequential quarter and same quarter last year was due to a decrease in pre-tax income. The effective tax rate in the second quarter of fiscal 2025 was 28.8 percent as compared to 29.2 percent in the same quarter last year and 29.3 percent for the first quarter of fiscal 2025 (sequential quarter).
The Company repurchased 63,556 shares of its common stock pursuant to its current stock repurchase program at an average cost of $16.04 per share during the quarter ended December 31, 2024. As of December 31, 2024, a total of 31,919 shares remained available for future purchase under the Company’s current repurchase program, which expires on September 26, 2025.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Tuesday, January 28, 2025 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 7361828.  An audio replay of the conference call will be available through Tuesday, February 4, 2025 by dialing 1-800-770-2030 and referencing Conference ID number 7361828.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse economic conditions in our local market areas or other markets where we have lending relationships; effects of employment levels, labor shortages, inflation, a recession or slowed economic growth; changes in the interest rate environment, including the increases and decreases in the Board of Governors of the Federal Reserve Board (the “Federal Reserve”) benchmark rate and the duration of such levels, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the Federal Reserve monetary policy; the effects of any Federal government shutdown; credit risks of lending activities, including loan delinquencies, write-offs, changes in our ACL, and provision for credit losses; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; quality and composition of our securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and our ability to sell loans in the secondary market; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; expectations regarding key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; results of examinations of us by regulatory authorities, which may the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative and regulatory changes, including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules; use of estimates in determining the fair value of assets, which may prove incorrect; disruptions or security breaches, or other adverse events, failures or interruptions in or attacks on our information technology systems or on our third-party vendors; the potential imposition of new tariffs or changes to existing trade policies that could affect economic activity or specific industry sectors; staffing fluctuations in response to product demand or corporate implementation strategies; our ability to pay dividends on our common stock; environmental, social and governance goals; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov.

We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	TamHao B. Nguyen
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Assets
Cash and cash equivalents	$45,539	$48,193	$51,376	$51,731	$46,878
Investment securities - held to maturity, at cost with no allowance for credit losses	118,888	124,268	130,051	135,971	141,692
Investment securities - available for sale, at fair value	1,750	1,809	1,849	1,935	1,996
Loans held for investment, net of allowance for credit losses of $6,956, $6,329, $7,065, $7,108 and $7,000, respectively; includes $1,016, $1,082, $1,047, $1,054 and $1,092 of loans held at fair value, respectively	1,053,603	1,048,633	1,052,979	1,065,761	1,075,765
Accrued interest receivable	4,167	4,287	4,287	4,249	4,076
FHLB - San Francisco stock and other equity investments, includes $650, $565, $540, $0 and $0 of other equity investments at fair value, respectively	10,218	10,133	10,108	9,505	9,505
Premises and equipment, net	9,474	9,615	9,313	9,637	9,598
Prepaid expenses and other assets	11,327	10,442	12,237	11,258	11,583
Total assets	$1,254,966	$1,257,380	$1,272,200	$1,290,047	$1,301,093

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$85,399	$86,458	$95,627	$91,708	$94,030
Interest-bearing deposits	782,116	777,406	792,721	816,414	817,950
Total deposits	867,515	863,864	888,348	908,122	911,980

Borrowings	245,500	249,500	238,500	235,000	242,500
Accounts payable, accrued interest and other liabilities	13,321	14,410	15,411	17,419	16,952
Total liabilities	1,126,336	1,127,774	1,142,259	1,160,541	1,171,432

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,705,691, 6,769,247, 6,847,821, 6,896,297 and 6,946,348 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	98,747	98,711	98,532	99,591	99,565
Retained earnings	210,779	210,853	209,914	208,923	208,396
Treasury stock at cost (11,523,924, 11,460,368, 11,381,794, 11,333,318, and 11,283,267 shares, respectively)	(181,094)	(180,155)	(178,685)	(179,183)	(178,476)
Accumulated other comprehensive income (loss), net of tax	15	14	(3)	(8)	(7)
Total stockholders’ equity	128,630	129,606	129,941	129,506	129,661
Total liabilities and stockholders’ equity	$1,254,966	$1,257,380	$1,272,200	$1,290,047	$1,301,093

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Interest income:
Loans receivable, net	$13,050	$12,509	$26,073	$24,685
Investment securities	471	524	953	1,048
FHLB - San Francisco stock and other equity investments	213	197	423	376
Interest-earning deposits	287	435	647	898
Total interest income	14,021	13,665	28,096	27,007

Interest expense:
Checking and money market deposits	51	72	104	129
Savings deposits	117	73	229	111
Time deposits	2,506	2,128	5,165	3,918
Borrowings	2,588	2,618	5,223	4,936
Total interest expense	5,262	4,891	10,721	9,094

Net interest income	8,759	8,774	17,375	17,913
Provision for (recovery of) credit losses	586	(720)	(111)	(175)
Net interest income, after provision for (recovery of) credit losses	8,173	9,494	17,486	18,088

Non-interest income:
Loan servicing and other fees	60	124	164	103
Deposit account fees	282	299	580	587
Card and processing fees	300	333	620	686
Other	203	119	380	250
Total non-interest income	845	875	1,744	1,626

Non-interest expense:
Salaries and employee benefits	4,826	4,569	9,459	8,683
Premises and occupancy	917	903	1,868	1,806
Equipment	379	346	722	633
Professional	412	410	838	882
Sales and marketing	187	181	360	349
Deposit insurance premiums and regulatory assessments	190	209	373	406
Other	883	726	1,697	1,441
Total non-interest expense	7,794	7,344	15,317	14,200
Income before income taxes	1,224	3,025	3,913	5,514
Provision for income taxes	352	884	1,141	1,611
Net income	$872	$2,141	$2,772	$3,903

Basic earnings per share	$0.13	$0.31	$0.41	$0.56
Diluted earnings per share	$0.13	$0.31	$0.41	$0.56
Cash dividends per share	$0.14	$0.14	$0.28	$0.28

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Interest income:
Loans receivable, net	$13,050	$13,023	$12,826	$12,683	$12,509
Investment securities	471	482	504	517	524
FHLB - San Francisco stock and other equity investments	213	210	207	210	197
Interest-earning deposits	287	360	379	397	435
Total interest income	14,021	14,075	13,916	13,807	13,665

Interest expense:
Checking and money market deposits	51	53	71	90	72
Savings deposits	117	112	105	97	73
Time deposits	2,506	2,659	2,657	2,488	2,128
Borrowings	2,588	2,635	2,632	2,573	2,618
Total interest expense	5,262	5,459	5,465	5,248	4,891

Net interest income	8,759	8,616	8,451	8,559	8,774
Provision for (recovery of) credit losses	586	(697)	(12)	124	(720)
Net interest income, after provision for (recovery of) credit losses	8,173	9,313	8,463	8,435	9,494

Non-interest income:
Loan servicing and other fees	60	104	142	92	124
Deposit account fees	282	298	278	289	299
Card and processing fees	300	320	381	317	333
Other	203	177	666	150	119
Total non-interest income	845	899	1,467	848	875

Non-interest expense:
Salaries and employee benefits	4,826	4,633	4,419	4,540	4,569
Premises and occupancy	917	951	945	835	903
Equipment	379	343	347	329	346
Professional	412	426	327	321	410
Sales and marketing	187	173	193	167	181
Deposit insurance premiums and regulatory assessments	190	183	184	190	209
Other	883	814	757	786	726
Total non-interest expense	7,794	7,523	7,172	7,168	7,344
Income before income taxes	1,224	2,689	2,758	2,115	3,025
Provision for income taxes	352	789	805	620	884
Net income	$872	$1,900	$1,953	$1,495	$2,141

Basic earnings per share	$0.13	$0.28	$0.28	$0.22	$0.31
Diluted earnings per share	$0.13	$0.28	$0.28	$0.22	$0.31
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
SELECTED FINANCIAL RATIOS:
Return on average assets	0.28%	0.66%	0.45%	0.60%
Return on average stockholders' equity	2.66%	6.56%	4.22%	5.98%
Stockholders’ equity to total assets	10.25%	9.97%	10.25%	9.97%
Net interest spread	2.74%	2.64%	2.70%	2.70%
Net interest margin	2.91%	2.78%	2.87%	2.83%
Efficiency ratio	81.15%	76.11%	80.11%	72.68%
Average interest-earning assets to average interest- bearing liabilities	110.52%	110.27%	110.43%	110.22%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.13	$0.31	$0.41	$0.56
Diluted earnings per share	$0.13	$0.31	$0.41	$0.56
Book value per share	$19.18	$18.67	$19.18	$18.67
Shares used for basic EPS computation	6,744,653	6,968,460	6,788,889	6,992,565
Shares used for diluted EPS computation	6,792,759	6,980,856	6,827,921	7,004,042
Total shares issued and outstanding	6,705,691	6,946,348	6,705,691	6,946,348

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$29,583	$8,660	$52,032	$21,112
Multi-family	6,495	6,608	11,685	11,721
Commercial real estate	365	4,936	1,625	5,875
Commercial business loans	—	—	50	—
Total loans originated for investment	$36,443	$20,204	$65,392	$38,708

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	12/31/24	09/30/24	06/30/24	03/31/24	12/31/23
SELECTED FINANCIAL RATIOS:
Return on average assets	0.28%	0.61%	0.62%	0.47%	0.66%
Return on average stockholders' equity	2.66%	5.78%	5.96%	4.57%	6.56%
Stockholders’ equity to total assets	10.25%	10.31%	10.21%	10.04%	9.97%
Net interest spread	2.74%	2.66%	2.54%	2.55%	2.64%
Net interest margin	2.91%	2.84%	2.74%	2.74%	2.78%
Efficiency ratio	81.15%	79.06%	72.31%	76.20%	76.11%
Average interest-earning assets to average interest-bearing liabilities	110.52%	110.34%	110.40%	110.28%	110.27%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.13	$0.28	$0.28	$0.22	$0.31
Diluted earnings per share	$0.13	$0.28	$0.28	$0.22	$0.31
Book value per share	$19.18	$19.15	$18.98	$18.78	$18.67
Average shares used for basic EPS	6,744,653	6,833,125	6,867,521	6,919,397	6,968,460
Average shares used for diluted EPS	6,792,759	6,863,083	6,893,813	6,935,053	6,980,856
Total shares issued and outstanding	6,705,691	6,769,247	6,847,821	6,896,297	6,946,348

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$29,583	$22,449	$10,862	$8,946	$8,660
Multi-family	6,495	5,190	4,526	5,865	6,608
Commercial real estate	365	1,260	1,710	2,172	4,936
Construction	—	—	1,480	—	—
Commercial business loans	—	50	—	1,250	—
Total loans originated for investment	$36,443	$28,949	$18,578	$18,233	$20,204

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	12/31/24	09/30/24	06/30/24	03/31/24	12/31/23
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$23	$23	$26	$31	$31
Allowance for credit losses on loans held for investment	$6,956	$6,329	$7,065	$7,108	$7,000
Non-performing loans to loans held for investment, net	0.24%	0.20%	0.25%	0.21%	0.16%
Non-performing assets to total assets	0.20%	0.17%	0.20%	0.17%	0.13%
Allowance for credit losses on loans to gross loans held for investment	0.66%	0.61%	0.67%	0.67%	0.65%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$2,530	$2,106	$2,596	$2,246	$1,750
Loans 30 to 89 days delinquent	$3	$2	$1	$388	$340

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	12/31/24	09/30/24	06/30/24	03/31/24	12/31/23
(Recovery) recourse provision for loans sold	$—	$(3)	$(5)	$—	$(2)
Provision for (recovery of) credit losses	$586	$(697)	$(12)	$124	$(720)
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	12/31/2024	09/30/2024	06/30/2024	03/31/2024	12/31/2023
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	9.81%	9.63%	10.02%	9.70%	9.48%
Common equity tier 1 capital ratio	18.60%	18.36%	19.29%	18.77%	18.20%
Tier 1 risk-based capital ratio	18.60%	18.36%	19.29%	18.77%	18.20%
Total risk-based capital ratio	19.67%	19.35%	20.38%	19.85%	19.24%

	As of December 31,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$385	5.35%	$630	5.85%
U.S. government sponsored enterprise MBS	114,817	1.59	137,205	1.50
U.S. government sponsored enterprise CMO	3,686	2.14	3,857	2.17
Total investment securities held to maturity	$118,888	1.62%	$141,692	1.54%

Available for sale (at fair value):
U.S. government agency MBS	$1,152	4.46%	$1,314	3.47%
U.S. government sponsored enterprise MBS	518	6.90	584	5.61
Private issue CMO	80	6.09	98	4.67
Total investment securities available for sale	$1,750	5.26%	$1,996	4.16%
Total investment securities	$120,638	1.67%	$143,688	1.57%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of December 31,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$533,140	4.60%	$521,944	4.32%
Multi-family (5 or more units)	433,724	5.48	458,502	5.00
Commercial real estate	77,984	6.72	88,640	6.20
Construction	1,480	11.00	2,534	8.88
Other	90	5.25	102	5.25
Commercial business loans	4,371	9.67	1,616	10.50
Consumer loans	59	17.75	68	18.50
Total loans held for investment	1,050,848	5.15%	1,073,406	4.79%

Advance payments of escrows	321		106
Deferred loan costs, net	9,390		9,253
Allowance for credit losses on loans	(6,956)		(7,000)
Total loans held for investment, net	$1,053,603		$1,075,765
Purchased loans serviced by others included above	$1,749	5.72%	$10,239	5.59%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of December 31,
	2024		2023
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$85,399	—%	$94,030	—%
Checking accounts – interest-bearing	251,024	0.04	275,396	0.04
Savings accounts	232,917	0.20	256,578	0.14
Money market accounts	23,527	0.29	31,637	0.82
Time deposits	274,648	3.61	254,339	3.76
Total deposits(2)(3)	$867,515	1.22%	$911,980	1.13%

Brokered CDs included in time deposits above	$143,775	4.56%	$122,700	5.26%

BORROWINGS:
Overnight	$15,000	4.66%	$—	—%
Three months or less	40,000	3.98	67,500	4.35
Over three to six months	22,500	4.17	32,500	5.00
Over six months to one year	59,000	5.05	40,000	5.21
Over one year to two years	94,000	4.46	67,500	4.14
Over two years to three years	—	—	20,000	4.72
Over three years to four years	15,000	4.41	—	—
Over four years to five years	—	—	15,000	4.41
Over five years	—	—	—	—
Total borrowings(4)	$245,500	4.51%	$242,500	4.55%

(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)	Includes uninsured deposits of approximately $134.7 million and $140.3 million at December 31, 2024 and 2023, respectively.
(3)	The average balance of deposit accounts was approximately $35 thousand and $34 thousand at December 31, 2024 and 2023, respectively.
(4)
The Bank had approximately $246.2 million and $266.5 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $198.5 million and $183.0 million of borrowing capacity at the FRB of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at December 31, 2024 and 2023, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	December 31, 2024		December 31, 2023
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,046,797	4.99%	$1,074,592	4.66%
Investment securities	123,826	1.52	147,166	1.42
FHLB - San Francisco stock and other equity investments	10,172	8.38	9,505	8.29
Interest-earning deposits	23,700	4.74	31,473	5.41
Total interest-earning assets	$1,204,495	4.66%	$1,262,736	4.33%
Total assets	$1,234,768		$1,293,471

Deposits(2)	$863,106	1.23%	$914,629	0.99%
Borrowings	226,707	4.53	230,546	4.51
Total interest-bearing liabilities(2)	$1,089,813	1.92%	$1,145,175	1.69%
Total stockholders’ equity	$131,135		$130,614

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $86.2 million and $99.4 million during the quarters ended December 31, 2024 and 2023, respectively; and the average balance of uninsured deposits (adjusted lower by collateralized deposits) of $130.2 million and $139.3 million in the quarters ended December 31, 2024 and 2023, respectively.

	Six Months Ended		Six Months Ended
	December 31, 2024		December 31, 2023
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,047,964	4.98%	$1,073,600	4.60%
Investment securities	126,698	1.50	150,439	1.39
FHLB - San Francisco stock and other equity investments	10,146	8.34	9,505	7.91
Interest-earning deposits	25,015	5.06	32,758	5.36
Total interest-earning assets	$1,209,823	4.64%	$1,266,302	4.27%
Total assets	$1,239,950		$1,296,811

Deposits(2)	$871,844	1.25%	$927,406	0.89%
Borrowings	223,723	4.63	221,501	4.42
Total interest-bearing liabilities(2)	$1,095,567	1.94%	$1,148,907	1.57%
Total stockholders’ equity	$131,317		$130,578

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $88.4 million and $102.8 million during the six months ended December 31, 2024 and 2023, respectively; and the average balance of uninsured deposits (adjusted lower by collateralized deposits) of $125.7 million and $139.1 million in the six months ended December 31, 2024 and 2023, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	12/31/24	09/30/24	06/30/24	03/31/24	12/31/23
Loans on non-accrual status
Mortgage loans:
Single-family	$2,530	$2,106	$2,596	$2,246	$1,750
Total	2,530	2,106	2,596	2,246	1,750

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	2,530	2,106	2,596	2,246	1,750

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$2,530	$2,106	$2,596	$2,246	$1,750

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.